Exhibit 3.5

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

First:	The name of the limited liability company is Schneller Holdings LLC.

Second:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808. The name of the registered agent at such address is Corporation Service Company.

Third:	The term of existence shall be perpetual.

Executed this 30th day of May 2007.

By:	/s/ Jedediah Ande
Jedediah Ande, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 10:34 AM 05/30/2007 FILED 10:36 AM 05/30/2007 SRV 070638980 - 4361019 FILE